A. M. CASTLE & CO.	3400 North Wolf Road Franklin Park, Illinois 60131 (847) 455-7111 (847) 455-6930 (Fax)

For Further Information:

—————AT THE COMPANY—————	—————AT ASHTON PARTNERS————
Larry A. Boik	Analyst Contacts:
Vice President-Finance & CFO	Katie Pyra
(847) 349-2576	(312) 553-6717
Email: lboik@amcastle.com	Email:kpyra@ashtonpartners.com

Traded: NYSE (CAS)

Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE

TUESDAY, JUNE 17, 2008

A. M. CASTLE & CO. ANNOUNCES APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER

FRANKLIN PARK, IL, JUNE 17th – A. M. CASTLE & CO. (NYSE: CAS), a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, today announced the appointment of Mr. Scott Stephens to the position of Vice President-Finance and Chief Financial Officer, effective July 1, 2008. Mr. Stephens replaces Larry Boik, who has served the company in the role of Vice President-Finance, and Chief Financial Officer since October 2004. Mr. Boik will assist the Company to ensure a smooth transition until the end of July.

Mr. Stephens brings to A. M. Castle seventeen years of finance leadership experience. Most recently, Mr. Stephens was the Chief Financial Officer of Lawson Products, Inc., a $500 million distributor and marketer of systems, services and products to the industrial, commercial and institutional maintenance, repair and operations marketplace. He is a Certified Public Accountant and holds a Bachelor of Science in Business Administration from Ohio State University and has a Masters in Management from Kellogg Graduate School of Management.

“We are pleased to have Scott join us,” stated Michael Goldberg, President and CEO of A. M. Castle. “His breadth of financial and business leadership will be a great asset to our Company. He not only brings financial expertise but also operating and international experience; I look forward to working with him in executing our growth strategy.”

Mr. Goldberg added, “I am very appreciative of Larry’s contribution to the success of the Company and his assistance through this transition. He has been instrumental in positioning the Company with a solid financial base for the future.”

About A. M. Castle & Co.

Founded in 1890, A.M. Castle & Co. is a global distributor of specialty metal and plastic products and supply chain services, principally serving the producer durable equipment sector of the economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. Within its metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle operates over 65 locations throughout North America, Europe and Asia. Its common stock is traded on the New York Stock Exchange under the ticker symbol "CAS".

Safe Harbor Statement / Regulation G Disclosure

This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the Company has no control. These risk factors and additional information are included in the Company's reports on file with the Securities Exchange Commission.